EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (File No. 333-121065) of CNL Hotels & Resorts, Inc. of our report dated March 16, 2005, relating to the financial statements , financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of CNL Hotels & Resorts, Inc. and our reports dated March 12, 2004 relating to the financial statements of Desert Ridge Resort Partners, LLC and Subsidiaries and WB Resort Partners, LP and Subsidiaries , which appear in this Form 10-K.

PricewaterhouseCoopers LLP
Orlando, Florida
March 16, 2005